Exhibit 14.1

Vision, Guiding Principles and Strategy

Code of Business Conduct and Ethics

To All PartnerRe Employees:

Today, more than ever, trust and credibility are central to success in the business world. PartnerRe’s reputation is dependent on the integrity of every one of our employees. Our sound business practices, principles and values are fundamental to who we are and underpin the Company’s position as a leader in the reinsurance industry.

In order to ensure that you understand what is expected of you, within this booklet you will find PartnerRe’s Vision, Guiding Principles and Strategy. These underlie every decision and action that we take – as a Group, as business units, as individuals – and they are the basis on which you should operate day to day.

Also included in this document is PartnerRe’s Code of Business Conduct and Ethics. This Code sets out the sound business practices that preserve our reputation and ultimately create value and competitive advantage. While it cannot replace independent thinking, it does articulate the behavior we expect you to demonstrate as a PartnerRe employee.

PartnerRe’s shareholders and clients count on you to carry out the Group’s strategy consistently, intelligently and ethically. This document will provide the guidance you need to fulfill that expectation.

Patrick Thiele
President and CEO
PartnerRe Ltd.

Vision, Guiding Principles and Strategy	1
Code of Business Conduct and Ethics

May 2007

3 Vision

4 Guiding Principles
Profitability Client Orientation Financial Integrity
Organizational Transparency Ethical Standards

5 Strategy

6 Code of Business Conduct and Ethics
Governance
Human Resources
Conflicts of Interest
Corporate Opportunities
Confidentiality
Fair Dealing
Investments
Financial Integrity
Legal and Regulatory Integrity
Integrity in the Purchase and Sale of PartnerRe Securities
Compliance and Reporting Procedures
Anonymous Reporting
Amendments

2	PartnerRe

Vision

PartnerRe is an intelligent provider of risk-assumption products for the global insurance and capital markets. We provide highly valued products and relationships to our clients, deliver appropriate returns to our shareholders and ensure a satisfying work experience for our employees.

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Code of Business Conduct and Ethics

May 2007

Guiding Principles

In pursuit of our vision, all decisions and actions at PartnerRe should be based on the following guiding principles.

Profitability

Return on equity drives our financial behavior. We are in the business of accepting risk and we must get paid appropriately for that service. We must ensure an appropriate return for our shareholders over a reinsurance cycle.

Client Orientation

Exceptional relationship management skills are key to achieving our goals. We will meet our clients’ needs with the highest professional service through disciplined, analytical underwriting and new product development, based on technical expertise.

Financial Integrity

Financial conservatism is at the core of our strength. PartnerRe takes the financial needs of our clients very seriously and will ensure that we have the financial capacity to meet our obligations.

Organizational Transparency

Our organization’s structure – business units, shared processes and functions and Group functions – is based on an obligation to share information and build teams across the Group.

Ethical Standards

All PartnerRe actions – business, management, employee – are based on a foundation of highly ethical behavior, built on trust, transparency, consistency, information, intelligence, competence and performance.

4	PartnerRe

Strategy

All of PartnerRe’s tactical activities will be guided by the following 5-point strategy.

1. Diversify risk across products and geographies

Proper diversification increases returns per unit of risk. Reinsurance is our specialty, and PartnerRe will write virtually every line of business within that market. Our current distribution of premiums mirrors that of the global reinsurance industry and gives us the platform to exercise our cycle management skills.

2. Maintain risk appetite moderately above the market

Clients pay reinsurers to take risks. So, we will take on their difficult, volatile risks while still writing some of the less hazardous business to maintain balance. Higher quarterly earnings volatility may result, but annually and over a cycle we will earn superior returns.

3. Actively manage capital across the portfolio and over the cycle

Our business is cyclical, and PartnerRe is committed to responding to that reality. We will grow when returns are adequate and maintain or shrink when they are not. We will also re-allocate capital from less profitable to more profitable lines within the overall cycle.

4. Add value through underwriting/transactional excellence

We will evaluate, value and underwrite risk well. Continued underwriting and actuarial excellence will enable us to successfully set the right terms and conditions and build long-term client relationships.

5. Achieve superior returns on invested assets in the context of a disciplined risk framework

We manage almost all of our investments internally in order to capitalize on opportunities in a broad range of risk classes, while controlling the diversity and balance of the portfolio. This enables a more flexible approach to capital allocation, subject to our internal risk guidelines.

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Code of Business Conduct and Ethics

May 2007

Code of Business Conduct and Ethics

This Code of Business Conduct and Ethics applies to all directors, officers and employees of PartnerRe. PartnerRe’s business reputation is critical to the success of our business and organization. Our business reputation comes from the everyday actions of employees in dealings with clients, suppliers, shareholders, regulators, competitors and fellow employees. Consistent, sound business practices build a reputation that creates value and sustainable competitive advantage.

Our reputation will continue to be based on honest and ethical practices, and the fair dealing of each employee with all of our stakeholders. We are committed to a culture of honesty and accountability. Our commitment to the highest level of ethical conduct should be reflected in all of PartnerRe’s business activities. And while no code of business conduct can replace thoughtful and appropriate behavior, this Code focuses on areas of ethical risk, provides guidance on reporting areas of potential concern, and outlines mechanisms to ensure that our reputation is not put at risk.

PartnerRe is a complex global organization, and there are certain core business practices that we believe have global application to our organization and which we will not compromise. Implementation of these business practices will generally be through specific policies issued on a worldwide or local level. Some of these policies are referenced in this document and are available on PartnerRelink.*

When in doubt regarding any action, there is one simple question to ask: If the action were made public, would PartnerRe’s business reputation be damaged?

If any course of action appears questionable to you, you are encouraged to seek guidance from your Manager, Human Resources Manager, Internal Audit or Executive Management. Should you become aware of activities that appear to violate any provision of this Code of Business Conduct and Ethics, you are expected to promptly report the possible violations through your Manager, Human Resources Manager, the Director of Group Legal, a member of the Executive Committee or a member of the Audit Committee of the Board of Directors.

You can also report any violations anonymously via the “Hotline Reporting” button located on the home page of PartnerRelink.

* PartnerRe Directory | Group Functions | Legal | Group Policies

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Governance

This Code of Business Conduct and Ethics has been approved by the Board of Directors of PartnerRe Ltd. (PRE) and applies to all subsidiaries and affiliates of PRE. Any specific waiver of the provisions requires approval of the Board of Directors or a committee of the Board of Directors, and any waivers must be promptly disclosed to shareholders.

Any employee, officer or director who violates this Code of Business Conduct and Ethics will be subject to disciplinary action.

Human Resources

PartnerRe is committed to a safe work environment where all employees have an opportunity to contribute and succeed to the fullest extent of their individual ability. We want our work environment to be free from all forms of discrimination, harassment or intimidation.

PartnerRe encourages direct and open communication among and between employees and management. Employees are free to discuss issues with their managers without fear of reprisal or the need for third-party representation.

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Code of Business Conduct and Ethics

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Conflicts of Interest

Q       Every year one of our suppliers sends me a couple of bottles of wine in the festive season – can I accept them?

A       You have to decide if the gift is reasonable and appropriate in the circumstances. Gifts of a nominal value are acceptable but you must be sure that such a gift in no way influences your business judgment or could be perceived as favoring the giver. If you are unsure how to respond to a receipt of a gift, contact Group Legal.

Q       One of my clients has invited me to stay at his holiday home whenever I want – is this ethical under the Code?

A       No. You may not accept any ‘favors of value’ from a supplier, client, potential supplier, client or competitor, other than of nominal value.

PartnerRe is committed to an environment free of conflicts of interest or the appearance of conflicts of interest. A conflict of interest occurs when your private interest or the private interest of an immediate family member (spouse, children) interferes, or appears to interfere, with the interests of the Company. You should discuss any circumstance that creates a real or potential conflict of interest with your Manager. Some of the circumstances that are expressly and always prohibited are listed below, but this list is not all-inclusive. Any activity that you are aware of that has similar characteristics, or could be perceived to have similar characteristics, and any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest, requires disclosure to your Manager or, in the case of officers of PartnerRe, to the Director of Group Legal, a member of the Executive Committee, or a member of the Audit Committee of the Board of Directors.

•        You may not accept fees, commissions or any other personal benefit from a person or business involved in any transaction with PartnerRe.

•        You may not accept gifts, discounts, services, transportation or any other form of services or goods or favors of value from a supplier, client, potential supplier or client or competitor, other than of nominal value.

•        You may not offer favors, gifts or services other than those that are reasonable and appropriate for the individuals involved and supported by all appropriate documentation and approvals.

•        You may never offer or accept cash or loans or guarantees in any amount from a supplier, client, potential supplier or potential customer.

•        You may not arrange or facilitate any business transaction between any of your immediate relatives and any client or supplier.

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Corporate Opportunities (Policies: Information Technology)

Q       One of my relatives is looking for a new insurer and has asked me to set up a meeting with one of our cedants. Is this acceptable under the Code?

A       No. You may not arrange or facilitate any business transaction between any of your immediate relatives and any client or supplier.

You are always prohibited from:

•        Benefiting personally from opportunities that are discovered through the use of Company property, information or position.

•        Using the Company’s property, information or your position with the Company for personal gain.

•        Competing with the Company.

Confidentiality (Policies: Fair Disclosure, External Communications, Information Technology)

Q       I meet with a number of friends who work for competitor organizations after work. How do I decide what is and isn’t confidential information?

A       You must use your own judgment but be aware that confidential information is any non-public information that might be beneficial to competitors or harmful to PartnerRe or its clients if it got into the public domain. If in doubt, err on the side of caution, and don’t discuss specific business issues.

You must maintain the confidentiality of all confidential information entrusted to you, and disclosure must be either authorized or required by applicable law, regulation or legal process. Confidential information includes all non-public information that might be of use to competitors or harmful to the Company or clients if disclosed.

Fair Dealing (Policies: Fair Disclosure, Insider Trading)

Each employee should endeavor to deal fairly with PartnerRe’s customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

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May 2007

Investments

•        You may not have a financial interest in clients, suppliers, competitors or any enterprise that is known to have a business relationship with PartnerRe, except where the financial interest is less than 1% of a publicly traded company.

•        You may not borrow from or lend to clients, suppliers or fellow employees except for normal banking transactions with financial institutions.

Financial Integrity

Q I’ve been preparing financial statements and suspect that a fraud has taken place. Should I report it? A Yes. If you do not report a suspicion of fraud, you are in breach of the Code of Conduct.

All financial transactions must be accurately and fairly recorded in a timely manner in accordance with the accounting policies of PartnerRe. All financial transactions must be accurate, complete and appropriate. All periodic reports that PartnerRe is required to file with the Securities and Exchange Commission and PartnerRe’s other public communications shall contain full, fair, accurate, timely and understandable disclosure.

All Company assets are to be protected and used only for legitimate business purposes.

Legal and Regulatory Integrity

PartnerRe operates in multiple jurisdictions around the world. As a matter of policy, PartnerRe and all of its employees will comply fully with the laws and governmental rules and regulations of the countries in which we operate.

You may under no circumstances knowingly mislead or misrepresent any Company information to auditors, regulators or other official bodies or their representatives in the conduct of their duties with respect to PartnerRe.

10	PartnerRe

Integrity in the Purchase and Sale of PartnerRe Securities (Policies: Insider Trading)

PartnerRe executives and designated insiders must comply with Company policy on the sale and purchase of PartnerRe securities, including but not limited to the communication and prior approval from Group Legal of all transactions, the reporting of all transactions, the prohibition of trading during Blackout Periods and the prohibition of trading under any circumstances when in the possession of material, non-disclosed Company information.

All employees are prohibited from trading PartnerRe stock if in possession of material, non-public Company information.

	Compliance and Reporting Procedures

Q       Should I report a suspicion of fraud, even if I don’t have any proof?

A       If you report a breach of the Code, you should be as specific as possible about the violation you have witnessed and provide as much detailed information as you can to help facilitate an investigation. Even if you don’t have evidence, you should still report the breach.

Should you become aware of practices or activities that appear to violate the specifics of this Code of Business Conduct and Ethics or specific implementing policies, or should you have complaints regarding accounting, internal accounting controls or auditing matters or concerns regarding questionable accounting or auditing matters, you may raise the issue any number of ways.

•        Advice may be made to your Manager, Human Resources Manager, Group Internal Audit, Group Legal, a member of the Executive Committee or any member of the Board of Directors.

•        Notification of the advice will be made to an Executive Committee Member (unless it is made directly to the Board of Directors) and an appropriate investigation of the events, behaviors or policies will be made. The nature of the investigation will depend on the basis of the advice and may include outside legal, audit or other independent professional advice.

•        The investigation results and actions taken will be reported quarterly to the Board of Directors.

Q How do I know that managers won’t disregard my complaint? A All managers at PartnerRe are obliged to follow an established complaints handling procedure available on PartnerRelink.	All complaints will be handled according to an established complaints handling procedure. The Company will not condone retaliation by managers or other employees for reports of alleged violations that are made or such complaints or concerns that are raised in good faith. Any report should specifically allege a violation of the Code of Business Conduct and Ethics and provide as much detailed information as possible to facilitate an investigation.

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		May 2007

Anonymous Reporting

Q       How am I guaranteed anonymity if I report a violation of the Code of Conduct?

A       You may report a breach of the Code with complete anonymity via a Hotline Reporting button on PartnerRelink. An e-Mail is sent directly to the Chairman of the Audit Committee; however your name will not appear in the e-Mail and PartnerRe will make no attempt to trace the sender.

Although the Company encourages employees to report any breach of the Code in an open manner, it recognizes that in some circumstances the reporting person may feel more comfortable making an anonymous report. Such reports can be made either by using the “Hotline Reporting” button located on the home page of PartnerRelink, or by delivering a letter to the Director of Group Legal for onward submission to the Chairman of the Audit Committee.

The Hotline Reporting button will send an e-Mail directly to the Chairman of the Audit Committee, a member of PartnerRe’s Board of Directors. As is the case for all of PartnerRe’s Board members (except for the Company’s President and CEO), the Chairman of the Audit Committee is not a member of PartnerRe Management and meets the independence requirements of the New York Stock Exchange for listed companies’ board members. As a member of PartnerRe’s Board of Directors, the Chairman of the Audit Committee’s primary responsibility is to the Chairman of the Board, also an independent Director (to see further information about PartnerRe’s Board of Directors go to www.partnerre.com/about us/management and directors). The Hotline Reporting button on PartnerRelink is anonymous, meaning the reporting person’s name will not appear in the e-Mail. Furthermore, any attempt by any member of PartnerRe Management to trace the sender of a report who has chosen to remain anonymous, will be considered a violation of the Code of Conduct.

Amendments

The Board of Directors must approve amendments to this Code of Business Conduct and Ethics.

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